Exhibit 99.1

World Acceptance Corporation Reports Fourth Quarter Results

GREENVILLE, S.C.--(BUSINESS WIRE)--April 29, 2014--World Acceptance Corporation (NASDAQ: WRLD) today reported financial results for its fourth fiscal quarter and twelve months ended March 31, 2014.

Net income for the fourth quarter increased 2.8% to $39.0 million compared with $37.9 million for the same quarter of the prior year. Net income per diluted share increased 16.9% to $3.52 in the fourth quarter of fiscal 2014 compared with $3.01 in the prior year quarter. Total revenues increased slightly to $161.9 million in the fourth quarter of fiscal 2014 over the $161.8 million reported in the fourth quarter last year.

The Company’s growth in earnings per share benefited from the ongoing share repurchase program during the past year. During the fourth quarter of fiscal 2014, the Company repurchased 740,000 shares at an aggregate cost of $68.5 million. During the fiscal year ended March 31, 2014, the Company repurchased 2,091,699 shares at an aggregate cost of $190.5 million. As of March 31, 2014, 10.3 million shares were outstanding.

Interest and fee income increased 0.6% to $139.0 million in the fourth quarter of fiscal 2014 from $138.1 million in the fourth quarter of fiscal 2013 due to continued growth in outstanding loans receivable and expansion of offices. Insurance and other income decreased by 3.4% to $23.0 million in the fourth quarter of fiscal 2014 compared with $23.8 million in the fourth quarter of fiscal 2013. Tax preparation revenue rose to $8.3 million during the fourth quarter of fiscal 2014 compared with $8.1 million during the fourth quarter of fiscal 2013.

Gross loans rose to $1.11 billion at March 31, 2014, a 4.2% increase over the $1.07 billion outstanding at March 31, 2013. Fourth quarter provision for loan losses decreased to $18.6 million in fiscal 2014 compared with $20.9 million in the fourth quarter of fiscal 2013. The fourth quarter charge-off ratio increased slightly on a year-over-year basis. Net charge-offs to average net loans on an annualized basis increased from 13.7% in the fourth quarter of fiscal 2013 to 13.9% in the current quarter. Accounts contractually delinquent 61+ days increased from 4.4% at March 31, 2013 to 5.3% at March 31, 2014. When excluding the impact of payroll deduct loans in Mexico, the accounts contractually delinquent 61+ days were 4.8% at March 31, 2014. Accounts that were 61+ days past due on a recency basis increased slightly from 2.7% to 3.0%.

The Company’s general and administrative expenses decreased by 0.6% compared with the fourth quarter of the prior year due primarily to a reduction in incentive based compensation partially offset by higher costs associated with new offices opened during fiscal 2014. General and administrative expenses as a percent of total revenues decreased from 46.7% in the prior year quarter to 46.4% during the current fiscal quarter. The Company’s fourth quarter effective income tax rate increased slightly to 37.7% compared with 37.2% in the prior year’s fourth quarter.

Full Year Results

For the year ended March 31, 2014, net income increased 2.4% to $106.6 million compared with $104.1 million for the year ended March 31, 2013. Fully diluted net income per share rose 15.3% to $9.08 for fiscal 2014 compared to $7.88 for fiscal 2013.

Total revenues for fiscal 2014 rose to $617.6 million, a 5.8% increase over the $583.7 million in fiscal 2013. Net charge-offs as a percent of average net loans increased to 14.7% in fiscal 2014 compared with 13.9% during the prior year. Total general and administrative expenses as a percent of revenue decreased from 48.9% in fiscal 2013 to 48.5% in fiscal 2014.

The Company opened 69 new offices, purchased one new office and merged two offices during the fiscal year, resulting in a total of 1,271 offices at March 31, 2014.

Other key return ratios for the fiscal year included a 12.3% return on average assets and a 31.2% return on average equity.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,271 offices in 14 states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

Fourth Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 10:00 a.m. Eastern time today. A script of the Chairman and Chief Executive Officer’s prepared remarks for the conference call has been furnished as Exhibit 99.2 to the Company’s Form 8-K filed today with the Securities and Exchange Commission (“SEC”) in connection with this press release, and is available via the SEC’s Edgar database at www.sec.gov, and will also be posted to the Company’s website as soon as practicable. Interested parties may participate in this call by dialing 1-888-427-9411, passcode 1830559. A simulcast of the conference call is also available on the Internet at http://www.videonewswire.com/event.asp?id=99050. The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” “plan,” “expect,” “believe,” “may,” “will,” and “should” or any variation of the foregoing and similar expressions are forward-looking statements. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: recently enacted, proposed or future legislation and the manner in which it is implemented; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by regulators having jurisdiction over the Company’s business or consumer financial transactions generically; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported financial statements or necessitate material delays or changes in the issuance of the Company’s audited financial statements; the Company's assessment of its internal control over financial reporting, and the timing and effectiveness of the Company's efforts to remediate any reported material weakness in its internal control over financial reporting; changes in interest rates; risks related to expansion and foreign operations; risks inherent in making loans, including repayment risks and value of collateral; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company); and the unpredictable nature of litigation. These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors” in the Company’s most recent annual report on Form 10-K/A filed with the Securities and Exchange Commission (“SEC”) and the Company’s other reports filed with, or furnished to, the SEC from time to time. World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes. The Company is also not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

World Acceptance Corporation

Consolidated Statements of Operations
(unaudited and in thousands, except per share amounts)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2014	2013	2014	2013

Interest & fees	$138,954	$138,066	$542,156	$505,495
Insurance & other	22,973	23,777	75,493	78,223
Total revenues	161,927	161,843	617,649	583,718
Expenses:
Provision for loan losses	18,569	20,911	126,575	114,323
General and administrative expenses
Personnel	50,957	53,021	202,794	194,423
Occupancy & equipment	10,106	9,387	38,880	36,278
Advertising	2,973	2,869	16,062	14,850
Intangible amortization	236	328	1,058	1,365
Other	10,839	9,990	40,840	38,794
	75,111	75,595	299,634	285,710
Interest expense	5,692	4,998	21,196	17,394
Total expenses	99,372	101,504	447,405	417,427
Income before taxes	62,555	60,339	170,244	166,291
Income taxes	23,578	22,440	63,636	62,201
Net income	$38,977	$37,899	$106,608	$104,090
Diluted earnings per share	$3.52	$3.01	$9.08	$7.88
Diluted weighted average shares outstanding	11,063	12,583	11,741	13,214

Consolidated Balance Sheets
(unaudited and in thousands)

			March 31,	March 31,
			2014	2013
ASSETS
Cash			$19,570	$11,625
Gross loans receivable			1,112,307	1,067,052
Less: Unearned interest & fees			(298,388)	(284,956)
Allowance for loan losses			(63,255)	(59,981)
Loans receivable, net			750,664	722,115
Property and equipment, net			24,826	23,935
Deferred tax benefit			33,514	29,416
Goodwill			5,967	5,896
Intangibles			3,778	4,625
Other assets			11,708	11,713
			$850,027	$809,325

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable			$505,500	$400,250
Income tax payable			9,521	13,942
Accounts payable and accrued expenses			27,651	28,737
Total liabilities			542,672	442,929
Shareholders' equity			307,355	366,396
			$850,027	$809,325

Selected Consolidated Statistics
(dollars in thousands)

	Three Months Ended		Year ended
	March 31,		March 31,
	2014	2013	2014	2013

Expenses as a percent of total revenues:
Provision for loan losses	11.5%	12.9%	20.5%	19.6%
General and administrative expenses	46.4%	46.7%	48.5%	48.9%
Interest expense	3.5%	3.1%	3.4%	3.0%

Average gross loans receivable	$ 1,185,200	$ 1,122,658	$ 1,151,713	$ 1,072,500

Average net loans receivable	$ 864,297	$ 819,695	$ 836,961	$ 782,212

Loan volume	$ 535,104	$ 606,128	$ 2,954,079	$ 2,985,336

Net charge-offs as percent of average loans	13.9%	13.7%	14.7%	13.9%

Return on average assets (rolling 12 month period)	12.3%	13.0%	12.3%	13.0%

Return on average equity (rolling 12 month period)	31.2%	27.0%	31.2%	27.0%

Offices opened (closed) during the period, net	23	17	68	66

Offices open at end of period	1,271	1,203	1,271	1,203

CONTACT:
World Acceptance Corporation
John Calmes, 864-298-9800
Chief Financial Officer